Exhibit 5.1



                        Law Offices of Joseph L. Pittera
                             2214 Torrance Boulevard
                                    Suite 101
                           Torrance, California 90501
                            Telephone (310) 328-3588
                            Facsimile (310) 328-3063

June 1, 2007

Board of Directors
Bio Matrix Scientific Group, Inc.
8885 Rehco Road
San Diego, CA

Re: Bio Matrix Scientific Group, Inc. 2007 Employee and Consultants Stock Compensation Plan

Ladies and Gentlemen:

I have acted as counsel to Bio Matrix Scientific Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 1,500,000 shares of the Company's common stock (the "Shares").

In connection with the registration, I have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company, the Bylaws of the Company, and such other documents and matters as I have deemed necessary to the rendering of the following opinion.

Based upon that review, it is my opinion that the Shares, when issued will be legally issued, fully paid, and non-assessable. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

Sincerely,

/S/ Joseph Pittera

Joseph Pittera